Exhibit 99.01

                               STOCK PURCHASE AGREEMENT


          Stock Purchase Agreement ("Agreement"), dated as of the 20th day of September, 1996, by and among THOMAS J. GOULET, an individual ("Goulet"), M&I Ventures Corporation, a Wisconsin corporation ("M&I"), UNITED STATES FILTER CORPORATION, a Delaware corporation ("USF"), through its wholly-owned subsidiary, ILLINOIS WATER TREATMENT, INC., a Delaware corporation ("Buyer"), and KISCO WATER TREATMENT COMPANY, a Missouri corporation (the "Company"). Goulet and M&I are hereinafter individually referred to as "Seller" and collectively referred to as "Sellers".

          Sellers desire to sell all of the issued and outstanding shares of capital stock of the Company, consisting of an aggregate of 582,000 shares of common stock issued and issuable under the outstanding warrant to purchase capital stock of the Company held by M&I (the "Warrant") (the "Company Shares") to Buyer, and Buyer desires to purchase the Company Shares, on the terms and subject to the conditions set forth below. Goulet is the holder of 351,000 shares and M&I is entitled to issuance of 231,000 shares by exercise of the Warrant. In consideration of the representations, warranties, covenants and agreements contained herein, Sellers, Buyer and the Company, each intending to be legally bound hereby, agree as set forth below.

                                      ARTICLE I.
                              DEFINITIONS; CONSTRUCTION

               1.1 Definitions. As used in this Agreement, the following terms have the meanings specified in this Section 1.1. All accounting terms not specifically defined herein shall be construed in accordance with Accounting Principles.

                    "Accounting Principles" has the meaning given that term in Section 2.6(a).

                    "Adjusted Closing Balance Sheet" has the meaning given that term in Section 2.6(a).

                    "Affiliate" means, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such Person.

                    "Agreement" means this Stock Purchase Agreement, as it may be amended from time to time.

                    "Benefit Plan" has the meaning given that term in
          Section 3.21(a).




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                    "Business" means the manufacture of commercial and
          industrial water treatment equipment as currently conducted by the Company.

                    "Buyer" means Illinois Water Treatment, Inc., a Delaware corporation and a wholly-owned subsidiary of USF.

                    "Buyer Damages" has the meaning given that term in
          Section 7.2.

                    "Buyer Indemnitees" has the meaning given that term in
          Section 7.2.

                    "Ceiling Amount" has the meaning given that term in
          Section 7.4(b).

                    "CERCLIS" means the United States Comprehensive Environmental Response Compensation Liability Information System List pursuant to Superfund.

                    "Closing" has the meaning given that term in Section
          2.3.

                    "Closing Date" has the meaning given that term in
          Section 2.3.

                    "Code" means the United States Internal Revenue Code of 1986, as amended, and the applicable rulings and regulations thereunder.

                    "Company Group" has the meaning given that term in
          Section 3.21(b).

                    "Company Plan" has the meaning given that term in
          Section 3.21(a).

                    "Company Shares" has the meaning given that term in the introductory paragraph of this Agreement.

                    "Contract" and "Contracts" have the respective meanings given those terms in Section 3.13.

                    "Damages" has the meaning given that term in Section
          7.7.

                    "Defined Benefit Plan" has the meaning given that term in Section 3.21(e).

                    "Encumbrance" means any liability, debt, mortgage, deed of trust, pledge, security interest, encumbrance, option, right of first refusal, agreement of sale, adverse claim, easement, lien, assessment, restrictive covenant, encroachment, burden or

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          charge of any kind or nature whatsoever or any item similar or related to the foregoing.

                    "Environmental Law" means any applicable Law relating to public health and safety or protection of the environment, including common law nuisance, property damage and similar common law theories.

                    "ERISA" means the United States Employee Retirement Income Security Act of 1974, as amended, and the applicable rulings and regulations thereunder.

                    "FASB" means the United States Financial Accounting Standards Board or its successor.

                    "Final Closing Balance Sheet" has the meaning given to that term in Section 2.6(d).

                    "Financial Statements" has the meaning given that term in Section 3.7(b).

                    "Governing Documents" means, with respect to any Person who is not a natural Person, the certificate or articles of incorporation, bylaws, deed of trust, formation or governing agreement and other charter documents or organization or governing documents or instruments of such Person.

                    "Governmental Body" means any court, government (federal, state, local or foreign), department, commission, board, bureau, agency, official or other regulatory, administrative or governmental authority or instrumentality.

                    "Indemnified Party" has the meaning given that term in
          Section 7.7.

                    "Indemnifying Party" has the meaning given that term in
          Section 7.7.

                    "Intellectual Property" has the meaning given that term in Section 3.20.

                    "IRS" means the United States Internal Revenue Service.

                    "Knowledge of the Company" means the best knowledge of the Company and/or the Sellers based upon reasonable inquiry.

                    "Law" means any applicable federal, state, municipal, local or foreign statute, law, ordinance, rule, regulation or order of any kind or nature whatsoever including any public policy, order of any Governmental Body or principle of common law.


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                    "Litigation" has the meaning given that term in Section
          3.12.

                    "Multiemployer Plan" has the meaning given that term in
          Section 3.21(f).

                    "NYSE" means the New York Stock Exchange.

                    "Net Operating Assets" has the meaning given that term in Section 2.5.

                    "Other Agreement" means each other agreement or document contemplated hereby to be executed and delivered in connection with the transactions contemplated by this Agreement on or before Closing.

                    "PBGC" means the United States Pension Benefit Guaranty Corporation.

                    "PCBs" means polychlorinated biphenyls.

                    "Permit" and "Permits" have the respective meanings given those terms in Section 3.14.

                    "Person" means and includes a natural person, a corporation, an association, a partnership, a limited liability company, a trust, a joint venture, an unincorporated organization, a business, any other legal entity, and a Governmental Body.

                    "Post-Closing Purchase Price Adjustment" means the post-closing adjustment to the Purchase Price pursuant to Section 2.5.

                    "Preliminary Closing Balance Sheet" has the meaning given that term in Section 2.6(a).

                    "Purchase Price" has the meaning given that term in
          Section 2.2.

                    "Qualified Plan" has the meaning given that term in
          Section 3.21(d).

                    "Real Property" has the meaning given that term in
          Section 3.15.

                    "Receivables" has the meaning given that term in
          Section 3.10.

                    "Regulated Material" means any hazardous substance as defined by any Environmental Law and any other material regulated by any applicable Environmental Law, including petroleum,

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          petroleum-related material, crude oil or any fraction thereof,
          PCBs, and friable asbestos.

                    "Related Party" has the meaning given that term in
          Section 3.16.

                    "SEC" means the United States Securities and Exchange Commission.

                    "Security Right" means, with respect to any security, any option, warrant, subscription right, preemptive right, other right, proxy, put, call, demand, plan, commitment, agreement, understanding or arrangement of any kind relating to such security, whether issued or unissued, or any other security convertible into or exchangeable for any such security.
          "Security Right" includes any right relating to issuance, sale, assignment, transfer, purchase, redemption, conversion, exchange, registration or voting and includes rights conferred by statute, by the issuer's Governing Documents or by agreement.

                    "Seller Damages" has the meaning given that term in
          Section 7.3.

                    "Seller Indemnitees" has the meaning given that term is
          Section 7.3.

                    "Selling Group" means a member, whether past or present, of Seller's affiliated group of corporations within the meaning of Code Section 1504(a).

                    "Securities Act" means the United States Securities Act of 1933, as amended.

                    "Subsidiary" means any corporation, partnership, joint venture or other entity in which the Company owns, directly or indirectly, more than 20% of the outstanding voting securities or equity interests.

                    "Superfund" means the United States Comprehensive Environmental Response Compensation and Liability Act of 1980, 42 U.S.C. Sections 6901 et seq., as amended.

                    "Tax" means any domestic or foreign federal, state, county or local tax, levy, impost or other charge of any kind whatsoever, including any interest or penalty thereon or addition thereto, whether disputed or not.

                    "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to any Tax, including any schedule or attachment thereto, and including any amendment thereof.


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                    "Transfer Agreement" means the Option, Transfer and
          Registration Agreement substantially in the form of Exhibit 1.1.

                    "USF" means United States Filter Corporation, a Delaware corporation.

                    "USF Common Stock" means USF's common stock, par value $0.01 per share.

                    "USF Shares" has the meaning given that term in Section
          2.4.

                    "USF Share Value" has the meaning given that term in
          Section 2.4.

               1.2 Construction. As used herein, unless the context otherwise requires: (i) references to "Article" or "Section" are to an article or section hereof; (ii) all "Exhibits" and "Schedules" referred to herein are to Exhibits and Schedules attached hereto and are incorporated herein by reference and made a part hereof; (iii) "include", "includes" and "including" are deemed to be followed by "without limitation" whether or not they are in fact followed by such words or words of like import; and
          (iv) the headings of the various articles, sections and other subdivisions hereof are for convenience of reference only and shall not modify, define or limit any of the terms or provisions hereof.

                                     ARTICLE II.
                                   THE TRANSACTION

               2.1 Sale and Purchase of Company Shares. Upon the terms and subject to the conditions of this Agreement and in consideration of the Purchase Price, Sellers shall sell, assign, transfer and deliver the Company Shares to Buyer, and Buyer shall purchase from Sellers and take delivery of the Company Shares, at the Closing, free of all Encumbrances.

               2.2 Purchase Price. The aggregate purchase price for the Company Shares shall be US$4,250,000 (the "Purchase Price") increased or decreased by the Post-Closing Purchase Price Adjustment, if any.

               2.3 Closing. The consummation of the purchase and sale of the Company Shares and the other transactions contemplated hereby (the "Closing") shall take place at 10:00 a.m., local time, on September 30, 1996, at the offices of von Briesen, Purtell & Roper, s.c., 411 East Wisconsin Avenue, Suite 700, Milwaukee, Wisconsin, or at such other time, date or place as the parties agree (the "Closing Date").



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               2.4  Payment.  Upon the terms and subject to the conditions of this Agreement, (i) at Closing, Buyer shall deliver the Purchase Price to Sellers pro rata by delivery of that number of
                                    ________
          shares of common stock of USF, par value $0.01 (rounded in the aggregate to the nearest whole share; collectively, such shares together with any shares of common stock of USF delivered to Sellers pursuant to the Post-Closing Purchase Price Adjustment, the "USF Shares") that is equal to the Purchase Price less the amount to be held in escrow pursuant to Section 7.4 (the "Escrow Amount"), divided by the closing price for the USF Shares as reported by the NYSE on the fifth to the last trading day preceding the Closing Date (the "USF Share Value"), and (ii) subject to Buyer's right to hold in escrow USF Shares pursuant to
          Section 7.4 for the time period described therein.  Within five
          (5) business days after the determination of the Post-Closing Purchase Price Adjustment is made and the time period described in Section 7.4 has expired, Buyer and Sellers shall settle the Post-Closing Purchase Price Adjustment as follows: (x) if the Post-Closing Purchase Price Adjustment results in an increase in the Purchase Price, Buyer shall deliver to Sellers, pro rata,
                                                              ________
          that number of shares of common stock of USF, valued at the USF Share Value, equal to the Post-Closing Purchase Price Adjustment (or cash in the event the Put Right or the Call Offer provided for in the Transfer Agreement have been exercised), and (y) if the Post-Closing Purchase Price Adjustment results in a decrease in the Purchase Price, that number of USF Shares valued at the USF Share Value (or cash, if applicable), equal to the Post-Closing Purchase Price Adjustment shall be distributed to Buyer from the escrow established pursuant to Section 7.4(b).

               2.5 Post-Closing Purchase Price Adjustment. If the Net Operating Assets of the Company at the close of business on the Closing Date as shown on the Adjusted Closing Balance Sheet ("Closing Balance") is more than $5,000 greater or more than $5,000 less than $1,513,414.88, the total Net Operating Assets balance on June 30, 1996 ("June Balance"), then the Purchase Price shall be increased or decreased (as appropriate), dollar-for dollar, by the amount of such excess or deficiency (i.e., to the extent that the Closing Balance exceeds the June Balance plus $5,000 or is less than the June Balance less $5,000). "Net Operating Assets" means the Company's total assets (other than cash and cash equivalents) less liabilities, as adjusted and calculated in accordance with the procedure established for delivering the Final Closing Balance Sheet in Section 2.6. Prior to or at Closing, the Company will distribute existing cash in payment of expenses pursuant to Sections 3.24 and 8.1, and to redeem its outstanding preferred stock and outstanding subordinated debt, with any remaining cash to be distributed pro rata to Sellers as a dividend.


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               2.6  Closing Balance Sheets.

                    (a) Preliminary and Adjusted Closing Balance Sheets. Promptly after the Closing, Seller shall prepare a consolidated balance sheet of the Company as of the close of business on the Closing Date (the "Preliminary Closing Balance Sheet"). The Preliminary Closing Balance Sheet shall be prepared in accordance with the Accounting Principles but will not reflect the results of the physical inventory taken on September 30, 1996. As used herein, "Accounting Principles" mean the set of principles and methodologies applied on a basis consistent with past practices of the Company, except that no item shall fail to be included therein or excluded therefrom on the basis of materiality, individually or collectively. The parties shall conduct a physical count of the inventory of the Company as of the close of business on September 30, 1996 in accordance with generally accepted auditing standards. The results of such inventory will be included in the Adjusted Closing Balance Sheet. Buyer shall examine and review the Preliminary Closing Balance Sheet in accordance with generally accepted auditing standards and, based upon such examination, make such adjustments, if any, to the Preliminary Closing Balance Sheet as shall in its judgment be required to cause the Preliminary Closing Balance Sheet to reflect fairly those items required to be reflected therein in accordance with the Accounting Principles (after examination and any adjustment, the "Adjusted Closing Balance Sheet").

                    (b)  Delivery of Adjusted Closing Balance Sheet.
          Within 30 days after Seller has delivered to Buyer the Preliminary Closing Balance Sheet, the Adjusted Closing Balance Sheet shall be delivered by Buyer to Sellers. Sellers and their representatives shall be provided complete access to all work papers and other information used by Buyer in preparing the Adjusted Closing Balance Sheet. The Adjusted Closing Balance Sheet, when delivered by Buyer to Sellers, shall be deemed conclusive and binding on the parties for purposes of determining the Post-Closing Purchase Price Adjustment, unless Seller notifies Buyer in writing within thirty (30) days after receipt of the Adjusted Closing Balance Sheet of its disagreement therewith, which notice shall state with reasonable specificity the reasons for any disagreement and identify the items and amounts in dispute.

                    (c) Arbitration. If any disagreement concerning the Post-Closing Purchase Price Adjustment is not resolved by Buyer and Sellers within thirty (30) days following the receipt by Buyer of notice from Seller of a disagreement concerning the Post-Closing Purchase Price Adjustment, the undisputed amount, if any, shall be paid in accordance with Section 2.5, and Buyer and Sellers shall promptly engage, on standard terms and conditions for a matter of such nature, a nationally recognized firm of independent accountants to resolve such dispute. The firm of

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          independent accountants shall be proposed in writing by Buyer to
          Sellers. In the absence of prompt agreement on the identity of the independent accountants, the Chicago office of the accounting firm of Ernst & Young, LLP shall be engaged by the parties. The engagement agreement with the independent accountants shall require the independent accountants to make their determination with respect to the items in dispute within ninety (90) days following the receipt by Sellers of the Adjusted Closing Balance Sheet. Buyer and Sellers shall each pay one-half of the cost of the fees and expenses of such independent accountants at the time of payment of the Post-Closing Purchase Price Adjustment. The resolution by the independent accountants of any dispute concerning the Post-Closing Purchase Price Adjustment shall be final, binding and conclusive upon the parties and shall be the parties' sole and exclusive remedy regarding any dispute concerning the Post-Closing Purchase Price Adjustment.

                    (d) Final Closing Balance Sheet. The Adjusted Closing Balance Sheet, as modified by the parties' agreement and by any determination by the independent accountants as described in this
          Section 2.6, shall be the "Final Closing Balance Sheet".

               2.7 Transfer Agreement. The USF Shares shall be entitled to the benefits of and subject to the restrictions contained in the Transfer Agreement.

               2.8 USF Guaranty. USF guaranties the performance by Buyer of its obligations under Article II and Section 6.4, subject to all of the applicable terms and conditions thereof.

                                     ARTICLE III.
                            REPRESENTATIONS AND WARRANTIES
                             OF SELLER(S) AND THE COMPANY

               As an inducement to Buyer and USF to enter into this Agreement and consummate the transactions contemplated hereby, and subject to the limitations set forth below and in Article VII, each of the Sellers and the Company, severally but not jointly, represents and warrants to Buyer and USF as follows. Each Seller's responsibility for breach of any representation or warranty hereunder shall be limited to such Seller's pro rata
                                                                ________
          share of the Escrow Amount and the Sellers aggregate responsibility for such a breach shall be limited to the Ceiling Amount (with the exception of any liability under Section 7.6).

               3.1 Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and has the corporate power and authority to own or lease its properties, carry on its business as now conducted, enter into this Agreement and the Other Agreements to which it is or is to become a party and perform its obligations hereunder and thereunder.

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               3.2  Authorization; Enforceability.  This Agreement and each
          Other Agreement to which Sellers or the Company, or any of them, is a party have been duly executed and delivered by and constitute the legal, valid and binding obligations of such party, enforceable against it in accordance with their respective terms. Each Other Agreement to which either Sellers or the Company is to become a party pursuant to the provisions hereof, when executed and delivered by such party, will constitute the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with the terms of such Other Agreement. All actions contemplated by this Section and this Agreement have been duly and validly authorized by all necessary proceedings by Sellers and the Company.

               3.3 Company Shares; Capitalization. The authorized capital stock of the Company consists solely of 601,250 shares of capital stock, US$.08 par value per share, of which 600,000 shares are common stock and 1,250 shares are 6% Cumulative Preferred Stock and none are held in its treasury. At Closing, the Company Shares will constitute all of the issued and outstanding shares of capital stock of the Company. The Company Shares are or will at Closing be owned of record, legally and beneficially by Sellers as follows: 351,000 shares of common stock held by Goulet and 231,000 shares of common stock issuable to M&I upon exercise of the Warrant (which also holds the 1,250 shares of Preferred Stock to be redeemed at or prior to Closing). Except as set forth on Schedule 3.3, there are no Security Rights relating to any of the Company Shares. All rights and powers to vote the Company Shares are (or would upon exercise of the Warrant be) held exclusively by Sellers. The Company represents that all of the Company Shares are or will be validly issued prior to the Closing, fully paid and nonassessable, were not issued in violation of the terms of any agreement or other understanding, and were issued in compliance with all applicable federal and state securities or "blue sky" laws and regulations.

               3.4 Subsidiaries and Investments. The Company does not own, nor has it ever owned, any shares of capital stock of or other equity interest in any corporation, partnership, joint venture or other entity.

               3.5 Qualification. The Company is duly qualified and in good standing as a foreign corporation and is duly authorized to transact business in each jurisdiction wherein the character of the properties owned or leased by it or the nature of the activities conducted by it makes such qualification and good standing necessary.

               3.6 No Violation of Laws or Agreements; Consents. Neither the execution and delivery of this Agreement or any Other Agreement to which Sellers or the Company is or is to become a party, the consummation of the transactions contemplated hereby

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          or thereby nor the compliance with or fulfillment of the terms, conditions or provisions hereof or thereof by Sellers or the Company will: (i) contravene any provision of the Governing Documents of the Company, (ii) conflict with, result in a breach of, constitute a default or an event of default (or an event that might, with the passage of time or the giving of notice or any of them, constitute a default or event of default) under any of the terms of, result in the termination of, result in the loss of any right under, or give to any other Person the right to cause such a termination of or loss under, any asset of the Company, including any Permit, Intellectual Property, license, franchise, indenture, mortgage or any other contract, agreement or instrument to which either Sellers or the Company is a party or by which any of the Company's assets may be bound or affected,
          (iii) result in the creation, maturation or acceleration of any liability or obligation of the Company (or give to any other Person the right to cause such a creation, maturation or acceleration), (iv) violate any Law or violate any judgment or order of any Governmental Body to which the Company is subject or by which any of the Company assets may be bound or affected, or
          (v) result in the creation or imposition of any Encumbrance upon any of the Company Shares or asset of the Company or give to any other Person any interest or right therein. No consent, approval or authorization of, or registration or filing with, any Person is required in connection with the execution or delivery by Sellers or the Company, or any of them, of this Agreement or any of the Other Agreements to which either, or any of them is or is to become a party pursuant to the provisions hereof or the consummation by or the Company, or any of them, of the transactions contemplated hereby or thereby.

               3.7  Financial Information.

                    (a) Records. The books of account and related records of the Company reflect accurately and in detail its assets, liabilities, revenues, expenses and other transactions.

                    (b) Financial Statements. Attached as Exhibit 3.7(b) are the consolidated and consolidating balance sheets, income statements and statements of cash flows for the Company at September 30, 1995, 1994, 1993 and for the years then ended, and attached hereto as Exhibit 3.7(b) are the unaudited annual balance sheets and income statements for the Company at July 31, 1996 and for the periods then ended (collectively, the "Financial Statements"). The Financial Statements (i) are accurate, correct and complete in accordance with the books of account and records of the Company, (ii) have been prepared in accordance with the Accounting Principles on a consistent basis throughout the indicated periods, and (iii) present fairly the consolidated financial condition, assets, and liabilities and results of operation of the Company at the dates and for the relevant periods indicated in accordance with the Accounting Principles.

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                    (c)  Undisclosed Liabilities.  The Company has no debt,
          obligation or liability, absolute, fixed, contingent or otherwise, of any nature whatsoever, whether due or to become due, including, to the Knowledge of the Company, any unasserted claim, whether incurred directly or by any predecessor thereto, and whether arising out of any act, omission, transaction, circumstance, sale of goods or services, state of facts or other condition, except: (i) those reflected or reserved against on the Financial Statements in the amounts shown therein; (ii) those not required under Accounting Principles to be reflected or reserved against in the Financial Statements that are expressly quantified and set forth in the Contracts identified pursuant to
          Section 3.13; (iii) those disclosed on Schedule 3.7(c) attached hereto; and (iv) those of the same nature as those set forth on the Financial Statements (or not required to be so set forth pursuant to the Accounting Principles) that have arisen in the ordinary course of business of the Company after the date of the latest Financial Statements through the date hereof, all of which have been consistent in amount and character with past practice and experience, and none of which, individually or in the aggregate, has had or will have a material adverse effect on the business, financial condition or prospects of the Company and none of which represents a liability for breach of contract or warranty or has arisen out of tort, infringement of any intellectual property rights, or violation of Law or is claimed in any pending or threatened legal proceeding.

                    (d) No Changes. Since the date of the Financial Statements, to the Closing Date, the Company has conducted its business only in the ordinary course. Without limiting the generality of the foregoing sentence, since the date of the Financial Statements, there has not been any: (i) material adverse change in the financial condition, assets, liabilities, net worth, earning power, business or prospects of the Company;
          (ii) material damage or destruction to any asset of the Company, whether or not covered by insurance; (iii) strike or other labor trouble at the Company; (iv) creation of any Encumbrance on any asset of the Company; (v) except as provided for in Section 2.5, declaration or payment of any dividend or other distribution on or with respect to or redemption or purchase by the Company of any shares of capital stock of the Company, including any of the Company Shares; (vi) increase in the salary, wage or bonus of any managerial employee of the Company except those done in the normal course of business for periodic raises in accordance with past business practices, or any increase in the number of such employees; (vii) asset acquisition or expenditure in excess of US$5,000, other than the purchase of inventory in the ordinary course of business; (viii) amendment to any Company Plan; (ix) change in any method of accounting; (x) payment to or transaction with any Related Party, which payment or transaction is not specifically disclosed on Schedule 3.16; (xi) disposition of any asset (other than inventory in the ordinary course of business)

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          for less than fair market value; (xii) payment, prepayment or discharge of any liability other than in the ordinary course of business or any failure to pay any liability when due,
          (xiii) write-offs or write-downs of any assets of the Company;
          (xiv) creation, termination or amendment of, or waiver of any right under, any material agreement of the Company; or (xv) agreement or commitment to do any of the foregoing.

               3.8  Taxes.

                    (a) Tax Returns; Payment. The Company has filed or caused to be filed on a timely basis, or will file or cause to be filed on a timely basis, all Tax Returns that are required to be filed by it prior to or on the Closing Date with respect to the Company's interest therein pursuant to the Law of each governmental authority with taxing power over it. To the Knowledge of the Company all such Tax Returns were or will be, as the case may be, correct and complete. The Company has paid all Taxes that have become due as shown on such Tax Returns or pursuant to any assessment received as an adjustment to such Tax Returns, except such Taxes, if any, as are being contested in good faith and disclosed on the attached Schedule 3.8. The Company is not currently the beneficiary of any extension of time within which to file any Tax Return. No claim has been made by a taxing authority of a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation in that jurisdiction.

                    (b) Withholding. The Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

               3.9 Inventory. All of the inventory owned by the Company is valued on the books and records of the Company and in the Financial Statements at lower of cost or market, the cost thereof being determined on a LIFO basis in accordance with Accounting Principles. To the Knowledge of the Company, all other finished goods inventory of the Company is in good, merchantable and useable condition and is salable in the ordinary course of business within a reasonable time and at normal profit margins, and all of the raw materials and work-in-process inventory of the Company can reasonably be expected to be consumed in the ordinary course of business within a reasonable period of time. None of the Company's inventory is obsolete or has been consigned to others or is on consignment from others.

               3.10 Receivables. Schedule 3.10, attached hereto, discloses all trade and other accounts receivable of the Company ("Receivables") outstanding as of September 19, 1996 presented on an aged basis and separately identifies each account and the total amount of each related Receivable. All Receivables, whether reflected on the Financial Statements disclosed on
          Schedule 3.10 hereto or created after the date of the Financial Statements, arose from bona fide sale transactions of the
                                 _________
          Company, and to the Knowledge of the Company no portion of any Receivable is subject to counterclaim, defense or set-off or is otherwise in dispute except as set forth in Schedule 3.10.
          Except to the extent of the recorded reserve for doubtful accounts, to the Knowledge of the Company all of the Receivables, net of the reserves reflected on the Final Closing Balance Sheet are collectible in the ordinary course of business and should be fully collected within (i) one hundred twenty (120) days after having been created or (ii), for those Receivables set forth on
          Schedule 3.10 as being over 120 days old, 120 days after the Closing Date, in each case using commercially reasonable efforts, except for contract reserves and retainages.

               3.11 Condition of Assets; Business; Title.

                    (a) Condition of Assets; Business. The buildings, fixtures, improvements, machinery, equipment, tools, furniture, improvements and tangible personal property of the Company are in good operating condition and repair and are suitable for the purposes for which they are used in the Business. The Company is engaged in the Business and no other business. All of the Company's assets are reflected on the Financial Statements or, under Accounting Principles, are not required to be reflected thereon and include substantially all assets that are necessary for use in and operation of the Business.

                    (b) Title. The Company has good and marketable title to all of its assets, free and clear of all of Encumbrances, except for those Encumbrances disclosed in Schedule 3.11(b) attached hereto.

               3.12 No Pending Litigation or Proceedings. Except as described on Schedule 3.12, no action, suit, investigation, claim or proceeding of any nature or kind whatsoever, whether civil, criminal or administrative, by or before any Governmental Body or arbitrator ("Litigation") is pending or, to the Knowledge of and the Company, threatened against or affecting the Company, the Business, any of the Company's assets, any of the Company Shares, or any of the transactions contemplated by this Agreement or any Other Agreement, and to the Knowledge of the Company there is no basis for any Litigation. The Company has not been a party to any other litigation during the past five (5) years. There is presently no outstanding judgment, decree or order of any Governmental Body against or affecting the Company, the Business, any of the Company's assets, any of the Company Shares, or any of the transactions contemplated by this Agreement or any Other Agreement. Except as described on Schedule 3.12, the Company does not have pending any Litigation against any third party.

               3.13 Contracts; Compliance. Disclosed on Schedule 3.13, 3.15, 3.17, 3.19, 3.20 or 3.21, each of which are attached hereto, is a brief description of each contract, lease, indenture, mortgage, instrument, commitment or other agreement, arrangement or understanding, oral or written, formal or informal, to which the Company is a party or by which it or its assets may be affected, except for service agreements whose annual contract price is less than US$25,000, and that (i) is material to the Business or the Company's assets or operations, individually or in the aggregate, (ii) involves the purchase, sale or lease of any asset, materials, supplies, inventory or services in excess of US$25,000 per year, (iii) has an unexpired term of more than six (6) months from the date hereof, taking into account the effect of any renewal options, (iv) relates to the borrowing or lending of any money or guarantee of any obligation, (v) limits the right of the Company to compete in any line of business or otherwise restricts any right the Company may have, (vi) is an employment or consulting contract involving payment of compensation and benefits, or (vii) was not entered into in the ordinary course (each, a "Contract" and collectively, the "Contracts"). Each Contract is a legal, valid and binding obligation of the Company and is in full force and effect. To the Knowledge of the Company, the Company and each other party to each Contract has performed all obligations required to be performed by it thereunder and is not in breach or default, and is not alleged to be in breach or default, in any respect thereunder, and no event has occurred and no condition or state of facts exists (or would exist upon the giving the notice or the lapse of time or any of them) that would become or cause a breach, default or event of default thereunder, would give to any Person the right to cause such a termination or would cause an acceleration of any obligation thereunder. The Company is not currently renegotiating any contract in excess of US$25,000, except as those Contracts disclosed on Schedule 3.13 attached hereto, nor has the Company received any notice of non-renewal or price increase or sales or production allocation with respect to any Contract.

               3.14 Permits; Compliance With Law. The Company holds all permits, certificates, licenses, franchises, privileges, approvals, registrations and authorizations required under any applicable Law or otherwise advisable in connection with the operation of its assets and Business (each, a "Permit" and collectively, "Permits"). Each permit is valid, subsisting and in full force and effect. The Company is in material compliance with and has fulfilled and performed its obligations under each Permit, and, to the Knowledge of the Company, no event or condition or state of facts exists (or would exist upon the giving of notice or lapse of time or any of them) that could constitute a breach or default under any Permit. Except as set forth in Schedule 3.14, the Company has received no notice of any violation of law and, to the Knowledge of the Company it is not currently in violation of any law and no event has occurred or condition or state of facts exist which could give rise to any such violation. The Company has not received any notice of nonrenewal of any Permit.

               3.15 Real Property. Schedule 3.15, attached hereto, discloses and summarizes all real properties currently used or leased by the Company or in which the Company has an interest (collectively, the "Real Property") and identifies the record title holder of all of the Real Property. The Company owns no Real Property. The Company has the right to quiet enjoyment of all Real Property in which it holds a leasehold interest for the full term, including all renewal rights, of the lease or similar agreement relating thereto. Copies of all title insurance policies written in favor of the Company and all surveys relating to the Real Property leased by the Company have been delivered to Buyer. To the Knowledge of the Company, the use and operation of all Real Property conform to all applicable building, zoning, safety and subdivision Laws, Environmental Laws and other Laws, and all restrictive covenants and restrictions and conditions affecting title. The Company has not received any written or oral notice of assessments for public improvements or condemnation against any Real Property.

               3.16 Transactions With Related Parties. No Related Party is or has been during the past five (5) years a party to any transaction, agreement or understanding with the Company except pursuant to arrangements disclosed on Schedule 3.16, attached hereto. For this purpose a Related Party is defined as a Seller, an Affiliate of a Seller, including the Company, an officer or director of M&I or the Company, and any spouse, sibling, ancestor or lineal descendant of Goulet.

               3.17 Labor Relations. Except as set forth in Schedule 3.17, no employee of the Company is represented by any union or other labor organization. No representation election, arbitration proceeding, grievance, labor strike, dispute, slowdown, stoppage or other labor trouble is pending or, to the Knowledge of the Company, threatened against, involving, affecting or potentially affecting the Company. No complaint against the Company is pending or, to the Knowledge of the Company, threatened before the National Labor Relations Board, the Equal Employment Opportunity Commission or any similar state or local agency, by or on behalf of any employee or the Company. Except as set forth in Schedule 3.17, the Company has no contingent liability for sick leave, vacation time, severance pay or any similar item. To the Knowledge of the Company, the Company has no contingent liability for any occupational disease of any of its employees, former employees or others. Neither the execution and delivery of this Agreement, the performance of the provisions hereof nor the consummation of the transactions contemplated hereby will trigger any severance pay obligation under any contract or under any Law.

               3.18 Products Liability; Warranties. To the Knowledge of the Company, there is no litigation, investigation, proceeding or claim pending or threatened against or relating to the Company, its properties or business, of facts or circumstances, which could reasonably give rise to a material claim for bodily injury or property damage resulting from accidents occurring at any time, alleged or otherwise growing out of or alleged to have grown out of the manufacture, sale, distribution, existence, maintenance and/or use of products distributed by the Company prior to Closing. To the Knowledge of the Company, the Company shall have no liability after the Closing Date not fully covered by insurance or warranties relating to any product manufactured, distributed or sold by the Company prior to the Closing Date, whether or not such liability relates to products that are defective or improperly designed or manufactured or in breach of any express or implied product warranty. The attached Schedule
          3.18 discloses and describes the terms of all express product warranties under which the Company has distributed its products prior to the Closing Date.

               3.19 Insurance. The attached Schedule 3.19 discloses all insurance policies with respect to which the Company is the owner, insured or beneficiary and the manner in which the Company provides coverage for workers compensation claims. The Company believes that the policies are reasonable, in both scope and amount, in light of the risk attendant to the Business. The Company will not have any liability after the Closing for retrospective or retroactive premium adjustments, except as disclosed on the attached Schedule 3.19. For the past five (5) years, all insurance policies covering product liability and general liability maintained by or for the benefit of the Company have been "occurrence" policies and not "claims made" policies.

               3.20 Intellectual Property Rights.  Except as disclosed in
          Schedule 3.20, there are no Intellectual Property rights, license agreements or the like used or granted to or owned by the Company. The attached Schedule 3.20 discloses all of the trademark and service mark rights, applications and registrations, trade names, fictitious names, service marks, logos and brand names, copyrights, copyright applications, letters patent, patent applications and licenses of any of the foregoing owned or used by the Company in or applicable to the Business. The Company has the entire right, title and interest in and to, or has the exclusive perpetual royalty-free right to use, the intellectual property rights disclosed on the attached
          Schedule 3.20 and all other processes, know-how, show-how, formulae, trade secrets, inventions, discoveries, improvements, blueprints, specifications, drawings, designs, and other proprietary rights necessary or applicable to or advisable for use in the Business ("Intellectual Property"), free and clear of all Encumbrances. The Company has no Intellectual Property under license. The Intellectual Property is valid and not the subject of any interference, opposition, re-examination or cancellation. To the Knowledge of the Company, no person is infringing upon nor has any Person misappropriated any Intellectual Property. To the Knowledge of the Company, it is not infringing upon the Intellectual Property rights of any other Person.

               3.21 Employee Benefits.

                    (a)  Benefit Plans; Company Plans.  The attached
          Schedule 3.21 discloses all written and unwritten "employee benefit plans" within the meaning of Section 3.3 of ERISA, and any other written and unwritten profit sharing, pension, savings, deferred compensation, fringe benefit, insurance, medical, medical reimbursement, life, disability, accident, post-retirement health or welfare benefit, stock option, stock purchase, sick pay, vacation, employment, severance, termination or other plan, agreement, contract, policy, trust fund or arrangement (each, a "Benefit Plan"), whether or not funded and whether or not terminated, (a) maintained or sponsored by the Company, or (b) with respect to which the Company (or Sellers with respect to the Company) has or may have liability or is obligated to contribute, or (c) that otherwise covers any of the current or former employees of the Company or their beneficiaries, or (d) as to which any such current or former employees or their beneficiaries participated or were entitled to participate or accrue or have accrued any rights thereunder (each, a "Company Plan").

                    (b) Company Group Matters; Funding. Neither the Company nor any corporation that may be aggregated with the Company under Section 414(b), (c), (m) or (o) of the Code (the "Company Group") has any obligation to contribute to or any direct or indirect liability under or with respect to any Benefit Plan of the type described in Sections 4063 and 4064 of ERISA or
          Section 413(c) of the Code. The Company does not have any liability, and after the Closing the Company will not have any liability, with respect to any Benefit Plan of any other member of the Company Group, whether as a result of delinquent contributions, distress terminations, fraudulent transfers, failure to pay premiums to the PBGC, withdrawal liability or otherwise. No accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the Code) exists nor has any funding waiver from the IRS been received or requested with respect to any Company Plan or any Benefit Plan of any member of the Company Group and no excise or other Tax is due or owing because of any failure to comply with the minimum funding standards of the Code or ERISA with respect to any of such plans.

                    (c) Compliance. To the Knowledge of the Company, each of the Company Plans and all related trusts, insurance contracts and funds have been created, maintained, funded and administered in all respects in compliance with all applicable Laws and in compliance with the plan document, trust agreement, insurance policy or other writing creating the same or applicable thereto. No Company Plan is or is proposed to be under audit or investigation, and no completed audit of any Company Plan has resulted in the imposition of any Tax, fine or penalty.

                    (d) Qualified Plans. No Company Plan is a qualified plan under Section 401(a) of the Code and exempt from United States Federal income tax under Section 501(a) of the Code (a "Qualified Plan").

                    (e) No Defined Benefit Plans. No Company Plan is a defined benefit plan within the meaning of Section 3(35) of ERISA (a "Defined Benefit Plan"). No Defined Benefit Plan sponsored or maintained by any member of the Company Group has been terminated or partially terminated after September 1, 1974, except as set forth on Schedule 3.21. Each Defined Benefit Plan identified as terminated on Schedule 3.21 has met the requirement for standard termination for single-employer plans contained in Section 4041(b) of ERISA. During the five (5) year period ending on the Closing Date, no member of the Company Group has transferred a Defined Benefit Plan to a corporation that was not, at the time of transfer, related to the transferor in any manner described in Sections 414(b), (c), (m) or (o) of the Code.

                    (f) Multiemployer Plans. No Company Plan is a multiemployer plan within the meaning of Section 3(37) or Section 4001(a)(3) of ERISA (a "Multiemployer Plan"). No member of the Company Group has withdrawn from any Multiemployer Plan or incurred any withdrawal liability to or under any Multiemployer Plan. No Company Plan covered any employee with any member of the Company Group in any foreign country or territory.

                    (g) Prohibited Transactions; Fiduciary Duties; Post-retirement Benefits. No prohibited transaction (within the meaning of Section 406 of ERISA and Section 4975 of the Code) with respect to any Company Plan exists or has occurred that could subject the Company to any liability or Tax under Part 5 of Title I of ERISA or Section 4975 of the Code. To the Knowledge of the Company, no member of the Company Group, nor any administrator or fiduciary of any Company Plan, nor any agent of any of the foregoing, has engaged in any transaction or acted or failed to act in a manner that will subject the Company to any liability for a breach of fiduciary or other duty under ERISA or any other applicable Law. With the exception of the requirements of Section 4980B of the Code, no post-retirement benefits are provided under any Company Plan that is a welfare benefit plan as described in ERISA Section 3(1).

               3.22 Environmental Matters.

                    (a) Compliance; No Liability. To the Knowledge of the Company, the Company has operated the Business and each parcel of Real Property in compliance with all applicable environmental Laws. To the Knowledge of the Company, the Company is not subject to any liability, penalty or expense (including legal fees) and will not hereafter suffer or incur any loss, liability, penalty or expense (including legal fees) by virtue of any violation of any Environmental Law occurring prior to the Closing.

                    (b) Treatment; CERCLIS. The Company has not treated, stored, recycled or disposed of any Regulated Material on any real property, and, to the Knowledge of the Company, no other Person has treated, stored, recycled or disposed of any Regulated Material on any part of the Real Property. The Company has not transported any Regulated Material or arranged for the transportation of any Regulated Material to any location that is listed or proposed for listing on the National Priorities List pursuant to Superfund, on CERCLIS or any other location that is the subject of federal, state or local enforcement action or other investigation that may lead to claims against the Company for cleanup costs, remedial action, damages to natural resources, to other property or for personal injury including claims under Superfund. None of the Real Property is listed or, to the knowledge of Seller or the Company, proposed for listing on the National Priorities List pursuant to Superfund, CERCLIS or any state or local list of sites requiring investigation or cleanup.

                    (c) Notices; Existing Claims; Certain Regulated Materials; Storage Tanks. The Company has not received any request for information, notice of claim, demand or other notification that it is or may be potentially responsible with respect to any investigation, abatement or cleanup of any threatened or actual release of any Regulated Material. The Company is not required to place any notice or restriction relating to the presence of any Regulated Material at any Real Property or in any deed to any Real Property. The Company has provided to Buyer a list of all sites to which the Company has transported any Regulated Material for recycling, treatment, disposal, other handling or otherwise. There has been no past, and there is no pending or contemplated, claim by the Company under any Environmental Law or Laws based on actions of others that may have impacted on the Real Property, and the Company has not entered into any agreement with any Person regarding any Environment Law, remedial action or other environmental liability or expense. All storage tanks located on the Real Property, whether underground or aboveground, are disclosed on Schedule 3.22, and all such tanks and associated piping are in sound condition and are not leaking and have not leaked.

               3.23 Customer Relations. Except as set forth on Schedule 3.23, to the knowledge of the Company, there exists no condition or state of facts or circumstances involving the Company's customers, suppliers, distributors or sales representatives that the Company can reasonably foresee could adversely affect the Business after the Closing Date.

               3.24 Finders' Fees. Neither Seller nor the Company nor any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fee, commission or finders' fee in connection with any of the transactions contemplated hereby or by any Other Agreement, except with respect to Cleary Gull Reiland & McDevitt, Inc., who acted as financial advisor to the Company and whose fees will be paid by the Company at Closing.

               3.25 Securities Matters. Each Seller is an "accredited investor" within the meaning of Rule 501 of the Securities Act. Each Seller is acquiring the USF Shares not with a view to or in connection with any distribution of such shares.

               3.26 Disclosure. None of the representations or warranties of the Company contained herein and none of the information contained in the Schedules referred to in Article III is false or misleading in any material respect or omits to state a fact herein or therein necessary to make the statements herein or therein not misleading in any material respect.

                                     ARTICLE IV.
                       REPRESENTATIONS AND WARRANTIES OF BUYER

               As an inducement to Sellers to enter into this Agreement and consummate the transactions contemplated hereby, each of USF and Buyer jointly and severally represents and warrants to Sellers as follows:

               4.1 Organization. USF and Buyer are corporations duly organized, validly existing and in good standing under the laws of the State of Delaware and the Commonwealth of Massachusetts, respectively, and have the corporate power and authority to own or lease its properties, carry on its business, enter into this Agreement and the Other Agreements to which it is or is to become a party and perform its obligations hereunder and thereunder.

               4.2 Authorization; Enforceability. This Agreement and each Other Agreement to which Buyer or USF is a party, respectively, have been duly executed and delivered by and constitute the legal, valid and binding obligations of Buyer and USF, respectively, enforceable in accordance with their respective terms. Each Other Agreement to which Buyer and USF is to become a party pursuant to the provisions hereof, when executed and delivered by Buyer or USF, will constitute the legal, valid and binding obligation of Buyer and USF, respectively, enforceable against Buyer and USF, as appropriate, in accordance with the terms of such Other Agreement. All actions contemplated by this Section have been duly and validly authorized by all necessary proceedings by Buyer and USF.

               4.3 No Violation of Laws; Consents. Neither the execution and delivery of this Agreement or any Other Agreement to which Buyer or USF is or is to become a party, the consummation of the transactions contemplated hereby or thereby nor the compliance with or fulfillment of the terms, conditions or provisions hereof or thereof by Buyer or USF will: (i) contravene any provision of the Governing Documents of Buyer or USF, or (ii) violate any Law or any judgment or order of any Governmental Body to which Buyer or USF is subject or by which any of its assets may be bound or affected. Except for listing of the USF Shares on the NYSE, no consent, approval or authorization of, or registration or filing with, any person is required in connection with the execution or delivery by Buyer of this Agreement or any of the Other Agreement to which Buyer is or is to become a party pursuant to the provisions hereof or the consummation by Buyer of the transactions contemplated hereby or thereby.

               4.4 No Pending Litigation or Proceedings. No Litigation is pending or, to the knowledge of Buyer, threatened against or affecting Buyer in connection with any of the transactions contemplated by this Agreement or any Other Agreement to which Buyer is or is to become a party. There is presently no outstanding judgment, decree or order of any Governmental Body against or affecting Buyer in connection with the transactions contemplated by this Agreement or any Other Agreement to which Buyer is or is to become a party.

               4.5 Capitalization. The authorized capital stock of USF consists of 150,000,000 shares of common stock. The authorized capital stock of Buyer consists of 400 shares of common stock, par value $100.00 per share. The USF Shares to be issued to Sellers pursuant to this Agreement will be duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights created by statute, the USF's Certificate of Incorporation or by-laws or any agreement to which the Buyer or USF is a party or is bound.

               4.6 SEC Filings. Buyer has delivered or made available to each Seller all material filings made by USF under the Securities Exchange Act of 1934 since the end of its most recent fiscal year.

               4.7 Finders' Fees. Neither Buyer nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fee, commission or finders' fee in connection with any of the transactions contemplated hereby.

                                      ARTICLE V.
                                  CERTAIN COVENANTS

               5.1 Conduct of Business Pending Closing. From and after the date hereof and until the Closing Date, unless Buyer shall otherwise consent in writing, the Company shall, and Sellers shall cause the Company to, conduct its affairs as follows:

                    (a) Ordinary Course; Compliance. The Business shall be conducted only in the ordinary course and consistent with past practice. The Company shall maintain its property, equipment and other assets consistent with past practice and shall comply in a timely fashion with the provisions of all Contacts and Permits and its other agreements and commitments. The Company shall use its best effort to keep its business organization intact, keep available the services of its present employees and preserve the goodwill of its suppliers, customers and others having business relations with it. The Company shall maintain in full force and effect the policies of insurance disclosed on Schedule 3.19, subject only to variations required by the ordinary operations of the Business, or else shall obtain, prior to the lapse of any such policy, substantially similar coverage with insurers of recognized standing.

                    (b) Transactions. The Company shall not: (i) amend its Governing Documents; (ii) change its authorized or issued capital stock or issue any Security Rights with respect to shares of its capital stock (other than pursuant to Section 2.5); (iii) enter into any contract or commitment the performance of which may extend beyond the Closing, except those made in the ordinary course of business, the terms of which are consistent with past practice; (iv) enter into any employment or consulting contract or arrangement that is not terminable at will and without penalty or continuing obligation; (v) fail to pay any Tax or any other liability or charge when due, other than charges contested in good faith by appropriate proceedings; (vi) make, change or revoke any Tax election or make any agreement or settlement with any taxing authority; (vii) take any action or omit to take any action that will cause a breach or termination of any Contract, other than termination by fulfillment of the terms thereunder; or
          (viii) increase any employee's salary, wage, benefits or bonus or increase the number of employees of Company other than consistent with business conditions and past practices.

               5.2 Access, Information and Documents. Sellers and the Company shall give to Buyer and to Buyer's employees and representatives (including accountants, actuaries, attorneys, environmental consultants and engineers) access during the normal business hours to all of the properties, books, Tax Returns, contracts, commitments, records, officers, personnel and accountants (including independent public accountants and their audit workpapers concerning the Company) of the Company and shall furnish to Buyer all such documents and copies of documents and all information with respect to the properties, liabilities and affairs of the Company and the Subsidiaries as Buyer may reasonably request. All information provided to Buyer and/or USF pursuant to this Section 5.2 shall be subject to the terms of the letter agreement concerning confidentiality executed by USF dated July 22, 1996, and both USF and Buyer shall be bound thereby.

               5.3  Certain Tax Matters.

                    (a) Tax on Company Income. All federal, state or local income tax of the Company for all taxable periods whether prior to or after the Closing Date shall be paid by the Company when due.

                    (b) Mutual Cooperation. Buyer and Sellers shall each provide the other, and Buyer shall cause the Company to provide Sellers, with such assistance as may reasonably be requested by any of them in connection with the preparation of any Tax Return, any Tax audit, or any judicial or administrative proceedings relating to any Tax, and each will retain and provide the other with any records or information that may be relevant to such Tax Return, Tax audit, proceeding or determination. The party requesting assistance hereunder shall reimburse the other for direct expenses incurred in providing such assistance.

               5.4  Covenant Not to Compete.

                    (a) Restriction. For a period of one (1) year from and after the Closing Date, Goulet shall not, except as an officer or employee of USF, Buyer, the Company or their Affiliates, or with the prior written consent of USF, directly or indirectly, own, manage, operate, join, control or participate in the ownership, managements, operation or control of, or be employed or otherwise connected as an officer, employer, stockholder, partner or otherwise with, any business that at any relevant time during such period directly or indirectly competes with the Business in the United States. Ownership of not more than 2% of the outstanding stock of any publicly traded company shall not be a violation of this Section 5.4.

                    (b) Enforcement. The restrictive covenant contained in this Section is a covenant independent of any other provisions of this Agreement and the existence of any claim that Seller may allege against any other party to this agreement, whether based on this Agreement or otherwise, shall not prevent the enforcement of this covenant. Sellers agree that Buyer's remedies at law for any breach or threat of breach by Goulet of the provisions of this Section will be inadequate, and the Buyer shall be entitled to any injunction or injunctions to prevent breached of the provision of this Section and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which Buyer may be entitled at law or equity. In the event of litigation regarding this covenant not to compete, the prevailing party in such litigation shall, in addition to any other remedies the prevailing party may obtain in such litigation, be entitled to recover from the other party its reasonable legal fees and out of pocket costs incurred by such party in enforcing or defending its rights hereunder. The length of time for which this covenant not to compete shall be in force shall not include any period of violation or any other period required for litigation during which Buyer seeks to enforce this covenant. Should any provision of this Section be adjudged to any extent invalid by any competent tribunal, such provision will be deemed modified to the extent necessary to make it enforceable.

               5.5 Publicity. The parties will not issue any press release or otherwise make any announcements to the public or the employees or the Company with respect to this Agreement without the prior written consent of the other party except as required by Law. This Section shall expire on the 30th day after the Closing Date.

               5.6 Fulfillment of Agreements. Each party hereto shall use its best efforts to cause all of those conditions to the obligations of the other under Article VI that are not beyond its reasonable control to be satisfied on or prior to the Closing and shall use its best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement.

                                     ARTICLE VI.
                          CONDITIONS TO CLOSING; TERMINATION

               6.1 Conditions Precedent to Obligation of Buyer. The obligation of Buyer to proceed with the Closing under this Agreement is subject to the fulfillment prior to or at Closing of the following conditions, any one or more of which may be waived in whole or in part by Buyer at Buyer's sole option:

                    (a) Bringdown of Representations and Warranties; Covenants. Each of the representations and warranties of Sellers and the Company contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date, with the same force and effect as though such representations and warranties had been made on, as of and with reference to the Closing Date. Each of Sellers and the Company shall have performed in all respects all of the covenants and complied with all of the provisions required by this Agreement to be performed or complied with by it at or before the Closing.

                    (b) Litigation. No statute, regulation or order of any Governmental Body shall be in effect that restrains or prohibits the transactions contemplated hereby or that would limit or adversely affect Buyer's ownership of the Company Shares or control of the Company, and there shall not have been threatened, nor shall there be pending, any action or proceeding by or before any Governmental Body challenging the lawfulness of or seeking to prevent or delay any of the transactions contemplated by this Agreement or any of the Other Agreements or seeking monetary or other relief by reason of the consummation of any of such transactions.

                    (c) No Material Adverse Change. Between the date hereof and the Closing Date, there shall have been no material adverse change, regardless of insurance coverage therefor, in the Business or any of the assets, results of operations, liabilities, prospects or condition, financial or otherwise, of the Company.

                    (d) Private Placement. Buyer shall be satisfied that there shall be a valid private placement of the USF Shares to be delivered pursuant hereto under the Securities Act and under any applicable state securities laws, including representations or questionnaires or both from each Seller to the effect that each has such knowledge and experience in financial and business matters that would permit him to be capable of evaluating the merits and risks of an investment in the USF Shares.

                    (e) Transfer Agreement. The Transfer Agreement shall have been executed and delivered by Seller.

                    (f) Listing on NYSE. The USF Shares shall have been authorized for listing on the NYSE, subject to official notice of issuance.

                    (g) Environmental Assessment. Buyer shall be satisfied that the environmental condition of the Real Property is acceptable based upon an environmental assessment conducted by Buyer at its sole cost and expense.

                    (h) Closing Certificate; Closing Documents. Seller shall have delivered a certificate, dated the Closing Date, in such detail as Buyer shall reasonably request, certifying to the fulfillment of the conditions set forth in subparagraphs (a),
          (b), and (c) of this Section 6.1. Such certificate shall constitute a representation and warranty of Seller with regard to the matters therein for purposes of this Agreement. Buyer shall have received the other documents referred to in Section 6.3.
          All agreements, certificates, opinions and other documents delivered by Sellers or the Company to Buyer hereunder shall be in form and substance satisfactory to counsel for Buyer, in the exercise of such counsel's reasonable professional judgment.

                    (i) Interview of Employees of Company. In conducting its due diligence review prior to execution of this Agreement, the Company asked the Buyer to refrain from contacting employees of the Company. As a condition to Closing, Buyer shall be reasonably satisfied that any additional facts arising from such contacts after the execution of this Agreement do not indicate a material adverse change in the condition of the Company or its operations at variance with information otherwise provided by the Company.

               6.2 Conditions Precedent to Obligation of Sellers. The obligation of Sellers to proceed with the Closing under this Agreement is subject to the fulfillment prior to or at Closing of the following conditions, any one or more of which may be waived in whole or in part by Sellers acting jointly at their option.

                    (a) Bringdown of Representations and Warranties; Covenants. Each of the representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date, with the same force and effect as though such representations and warranties had been made on, as of and with reference to the Closing Date. Buyer shall have performed all of the covenants and complied in all respects with all of the provisions required by this Agreement to be performed or complied with by it at or before the Closing.

                    (b) Litigation. No statute, regulation or order of any Governmental Body shall be in effect that restrains or prohibits the transactions contemplated hereby, and there shall not have been threatened, nor shall there be pending, any action or proceeding by or before any Governmental Body challenging the lawfulness of or seeking to prevent or delay any of the transactions contemplated by this Agreement or the Other Agreements or seeking monetary or other relief by reason of the consummation of such transactions.

                    (c) No Material Adverse Change. Between the date hereof and the Closing Date, there shall have been no material adverse change, regardless of insurance coverage therefor, in the Business or any of the assets, results of operations, liabilities, prospects or condition, financial or otherwise, of the Company.

                    (d) Closing Certificate. Buyer shall have delivered a certificate, dated the Closing Date, in such detail as Sellers shall reasonably request, certifying to the fulfillment of the conditions set forth in subparagraphs (a) and (b) of this Section
          6.2. Such certificate shall constitute a representation and warranty of Buyer with regard to the matters therein for purposes of this Agreement.

                    (e) Listing on NYSE. the USF Shares shall have been authorized for listing on the NYSE, subject to official notice of issuance.

                    (f) Transfer Agreement. USF shall have executed and delivered the Transfer Agreement.

                    (g) Closing Documents. Sellers shall have received the other documents referred to in Section 6.4. All agreements, certificates, opinions and other documents delivered by Buyer to Seller hereunder shall be in form and substance satisfactory to counsel for Seller, in the exercise of such counsel's reasonable professional judgment.

               6.3 Deliveries at the Closing by Sellers. Sellers shall deliver or cause to be delivered to Buyer at the Closing:

                    (a)  Certificates or documents of assignment
          representing the Company Shares duly endorsed in negotiable form or accompanied by stock powers duly executed in blank with all transfer taxes, if any, paid in full.

                    (b) Certificates of the appropriate public officials to the effect that the Company was a validly existing corporation in good standing in its state of incorporation as of a date not more than ten (10) days prior to the Closing Date.

                    (c) Incumbency and specimen signature certificates dated the Closing Date, signed by the officers of the Company and certified by its Secretary.

                    (d) True and correct copies of (A) the Governing Documents (other than the bylaws) of the Company as of a date not more than ten (10) days prior to the Closing Date, certified by the Secretary of State of its state of incorporation and (B) the bylaws of the Company as of the Closing Date, certified by its Secretary.

                    (e) Certificates of the Secretary of the Company (A) setting forth all resolutions of the Board of Directors of the Company and, if necessary, the stockholders, authorizing the execution and delivery of this Agreement and the performance by the Company of the transactions contemplated hereby, and (B) to the effect that the Governing Documents of the Company, as the case may be, delivered pursuant to Section 6.3(d) were in effect at the date of adoption of such resolution, the date of execution of this Agreement and the Closing Date.

                    (f) General releases by all officers and directors of the Company and by each Seller of all liability of the Company or any Subsidiary to them and of any claim that they or any of them may have against the Company (exclusive of pension obligations).

                    (g) The minute books, stock ledgers and corporate seal of the Company.

                    (h) The opinion of von Briesen, Purtell & Roper, s.c., legal counsel to Sellers and the Company, in substantially the form of Exhibit 6.3(h).

                    (i) Resignations of the officers and directors of the Company effective at the Closing.

                    (j)  The assignment of stock certificate described in
          Section 7.4(b).

                    (k) Such other agreements and documents as Buyer may reasonably request.

               6.4 Deliveries at the Closing by Buyer. Buyer shall deliver or cause to be delivered to Sellers at the Closing:

                    (a) Stock certificates evidencing the USF Shares duly registered in the name of the Sellers and registered at the address of the Sellers identified in Section 8.3 using the respective Sellers' Federal tax identification numbers.

                    (b) A certificate of the appropriate public official to the effect that Buyer is a validly existing corporation and in good standing in the State of Delaware as of a date not more than ten (10) days prior to the Closing Date.

                    (c) Incumbency and specimen signature certificates signed by the officers of Buyer and certified by the Secretary or Assistant Secretary of Buyer.

                    (d) The opinion of Michael E. Hulme, Assistant General Counsel to Buyer, in substantially the form of Exhibit 6.4(d).

                    (e) Subject to Section 7.4(b), the delivery to the Sellers, pro rata, and as set forth on Schedule 6.4(e), of the
                   ________
          USF Shares.

                    (f) Such other agreements and documents as Seller may reasonably request.

               6.5 Termination. This Agreement may be terminated at any time prior to Closing by: (i) mutual consent of Buyer, Sellers and Company; (ii) Buyer, if any of the conditions specified in
          Section 6.1 hereof shall not have been fulfilled by October 10, 1996 and shall not have been waived by Buyer; (iii) Sellers, if any of the conditions specified in Section 6.2 hereof shall not have been fulfilled by October 10, 1996 and shall not have been waived by Sellers; or (iv) Sellers, at their sole discretion and as a result of information made known to them, at any time prior to October 1, 1996.

               6.6 Investment Advisor. In the event that Sellers are not "accredited investors" or "qualified investors" pursuant to the Securities Act, (a) Sellers, or any one or more of them, may select and retain an investment advisor or representative of their choosing to assist them at such Sellers' sole cost and expense or (b) Sellers may select an investment advisor or representative provided by Buyer, the fees and costs associated with the employment of such investment advisor shall be paid by Buyer.

                                     ARTICLE VII.
                     SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION

               7.1 Survival of Representations. All representations, warranties and agreements made by any party in this Agreement or pursuant hereto shall survive the Closing, but all claims for damages made by virtue of such representations, warranties and agreements shall be made under, and subject to the limitations set forth in, this Article VII. Disclosures with respect to any representation and warranty set forth in Articles III and IV are cumulative and shall be deemed disclosure with respect to any other representation and warranty therein, however any limitation or qualification set forth in any one representation and warranty therein shall not limit or qualify any other representation and warranty therein. After the Closing, the Company shall have no liability to Sellers for any breach of any representation or warranty made by Sellers or the Company to Buyer in this Agreement, in any certificate or document furnished pursuant hereto by Sellers or the Company or any Other Agreement to which Sellers or the Company, or any of them, is or is to become a party.

               7.2 Indemnification by Sellers. Notwithstanding any term in this Agreement to the contrary, and subject to the limitation provided in the introductory language to Article III and
          Section 7.4, Sellers shall indemnify, defend, save and hold Buyer and its officers, directors, employees, agents and Affiliates (including, after the Closing, the Company; collectively, "Buyer Indemnitees") harmless from and against all demands, claims, allegations, liabilities, costs and expenses (including reasonable legal fees, interest, penalties, and all reasonable amounts paid in investigation, defense or settlement of any of the foregoing, whether or not the underlying demands, claims, allegations, etc., of third parties are meritorious; collectively, "Buyer Damages") asserted against, imposed upon, resulting to, required to be paid by or incurred by any Buyer Indemnities, directly or indirectly, in connection with, arising out of, which could result in, or which would not have occurred but for, (i) a breach of any representation or warranty made by

          Sellers or the Company in this Agreement, in any certificate or document furnished pursuant hereto by Sellers or the Company or any Other Agreement to which Sellers or the Company, or any of them is or is to become a party, (ii) a breach or nonfulfillment of any covenant or agreement made by Seller or the Company in or pursuant to this Agreement or in any Other Agreement to which Sellers or the Company, or any of them, is or is to become a party, (iii) any and all liabilities of the Company, whether due or to become due, existing on the Closing Date or arising out of any transaction entered prior to the Closing Date, except for liabilities disclosed in writing to Buyer on or before Closing or fully reserved on the Final Closing Balance Sheet (other than the liabilities covered by Section 7.2(vi) hereof), (iv) noncompliance with or a violation of and any Buyer Damages with respect to Environmental Laws and related to events prior to the Closing, (v) any material liability under any warranty or guarantee or other similar promise, or any material contract or agreement, given, issued, made or entered into by Company on or before Closing (except those disclosed in writing to Buyer on or before Closing), and/or (vi) any pending or threatened litigation disclosed as Item 1 on Schedule 3.12 to this Agreement. The foregoing to the contrary notwithstanding the liability of Sellers hereunder shall be several and they shall contribute to such indemnification pro rata based upon their respective equity
                                ________
          interests in the Company.

               7.3 Indemnification by Buyer. Buyer shall indemnify, defend, save and hold Sellers and their officers, directors, agents, representatives, successors and permitted assigns (collectively, "Seller Indemnitees") harmless from and against any and all demands, claims, actions or causes of action, assessments, losses, damages, deficiencies, liabilities, costs and expenses (including reasonable legal fees, interest, penalties, and all reasonable amounts paid in investigation, defense or settlement of any of the foregoing), whether or not the underlying demands, claims, allegations, etc., of third parties are meritorious, (collectively, "Seller Damages") asserted against, imposed upon, resulting to, required to be paid by or incurred by any Seller Indemnitees, directly or indirectly, in connection with, arising out of, which could result in, or which would not have occurred but for, (i) a breach of any representation or warranty made by Buyer in this Agreement or in any certificate or document furnished pursuant hereto by Buyer or any Other Agreement to which Buyer is or is to become a party,
          (ii) a breach or nonfulfillment of any covenant or agreement made by Buyer in or pursuant to this Agreement and in any Other Agreement to which Buyer is or is to become a party, and (iii) post-Closing actions and omissions by the Company or its officers or directors.

               7.4 Limitation of Liability. Notwithstanding the foregoing, Sellers' obligations to indemnify Buyer Indemnitees against any Buyer Damages shall be subject to all of the following limitations:

                    (a)  Threshold.  No indemnification shall be made under
          Section 7.2 until the aggregate amount of Buyer Damages thereunder exceeds US $50,000, and then only for claims in excess of such amount (the "Basket").

                    (b)  Ceiling.  No indemnification shall be made under
          Section 7.2 to the extent that Buyer Damages exceed US $500,000 in the aggregate (the "Ceiling Amount") less the Basket; provided, however, that such Ceiling Amount shall not apply in any way to any claim for Buyer Damages sustained by reason of a breach of any representation or warranty relating to those matters governed by Section 3.3. In order to secure Sellers' obligations under Section 7.2 and to provide a fund for payment of the Post-Closing Purchase Price Adjustment under Section 2.5 an escrow shall be established for the benefit of Sellers and Buyer for the time period specified in Section 7.5, and Sellers and Buyer shall deposit in escrow an amount of USF Shares equal to the Ceiling Amount based upon the USF Share Value (the "Escrow Amount"). In connection with the establishment of the escrow, Sellers and Buyer shall enter into an Escrow Agreement in the form attached as Exhibit 7.4(b) which shall provide, amongst other things, that (i) Sellers shall execute and deliver to the Escrow Agent (as defined in the Escrow Agreement) an assignment of stock certificate (with the name of assignee left in blank) in the form attached to the Escrow Agreement and (ii), if the Sellers, pursuant to the Transfer Agreement's provisions, register and sell the USF Shares, the proceeds from the sale of any USF Shares held in escrow shall be deposited in escrow. In the event that the Buyer Indemnitees suffer Buyer Damages in excess of the Basket specified in Section 7.4(a), Buyer shall be entitled to receive payment from the escrow equal to the value of such Buyer Damages and Sellers shall have no further right or claim thereto.

                    (c)  Pro Rata Contribution.  Sellers shall be required
                         ________
          to contribute to the indemnification provided for herein, severally and pro rata, based upon their respective equity
                        ________
          interests in the Company (subject to the limitations set forth in this Agreement).

               7.5 Time Period. Seller shall be obligated to indemnify Buyer Indemnitees by virtue of Section 7.2 only for those Buyer Damages as to which Buyer has given Seller written notice thereof within six (6) months after the Closing Date; provided, however, that with respect to any claim for Buyer Damages sustained by reason of a breach of any representation or warranty relating to those matters governed by Sections 3.8, 3.21 and 3.22, Seller's liability shall be limited to Buyer Damages as to which such written notice shall have been given within the periods of the applicable federal and state statutes of limitations related to such matters; provided further, that, with respect to any claim for Buyer Damages sustained by reason of a breach of any representation and warranty governed by Sections 3.3, 3.4, 3.11(b), and 3.16, Seller's liability hereunder shall not be limited as to time. Six (6) months after the Closing Date, Sellers shall be entitled to the delivery of the remaining amount retained in escrow which exceeds the value of any claim brought in accordance with the Notice of Claim required by Section 7.7. If no Notice of Claim is received within six (6) months after the Closing Date, all amounts held in escrow shall be delivered to Sellers.

               7.6 Fraud; Intentional Misrepresentation. The limitations set forth in Sections 7.4(a) and 7.4(b) shall not apply to Buyer Damages arising out of (i) fraud or (ii) the breach of any representation or warranty contained herein or pursuant hereto if such representation or warranty was made with actual knowledge that it contained an untrue statement of a fact or omitted to state a fact necessary to make the statements of fact contained therein not misleading; provided, however, that (a) in no event shall a Seller be liable for any such fraud or breach by the other Seller, and (b) in no event shall a Seller be liable for an amount in excess of such Seller's pro rata share of the Purchase Price.

               7.7 Notice of Claims. If any Buyer Indemnitee or Seller Indemnitee (an "Indemnified Party") believes that it has suffered or incurred or will suffer or incur any Buyer Damages or Seller Damages, as the case may be ("Damages"), for which it is entitled to indemnification under this Article VII, such Indemnified Party shall so notify the party or parties from whom indemnification is being claimed (the "Indemnifying Party") in writing with reasonable promptness and reasonable particularity in light of the circumstances then existing. If any action at law or suit in equity is instituted by or against a third party with respect to which any Indemnified Party intends to claim any Damages, such Indemnified Party shall promptly notify the Indemnifying Party of such action or suit. The failure of an Indemnified Party to give any notice required by this Section shall not affect any of such party's rights under this Article VII or otherwise except and to the extent that such failure is actually prejudicial to the rights or obligations of the Indemnifying Party.

               7.8 Third Party Claims. The Indemnified Party shall have the right to conduct and control, through counsel of its choosing, the defense of any third party claim, action or suit, and the Indemnified Party may compromise or settle the same, provided that the Indemnified Party shall give the Indemnifying Party advance notice of any proposed compromise or settlement; provided, however, that if the Indemnified Party compromises or settles the suit listed as Item 1 on Schedule 3.12 for an amount in excess of $130,000 the Indemnified Party shall also obtain the Indemnifying Party's consent to such compromise or settlement, which consent shall not be unreasonably withheld. In the event there is disagreement with respect to the reasonableness of such settlement such dispute shall be resolved pursuant to the provisions of Section 7.9. The Indemnified Party shall permit the Indemnifying Party to participate in the defense of any such action or suit through counsel chosen by the Indemnifying Party, provided that the fees and expenses of such counsel shall be borne by the Indemnifying Party. If the Indemnified Party permits the Indemnifying Party to undertake, conduct and control the conduct and settlement of such action or suit, (i) the Indemnifying Party shall not thereby permit to exist any Encumbrance upon any asset of the Indemnified Party; (ii) the Indemnifying Party shall not consent to any settlement that does not include as an unconditional term thereof the giving of a complete release from liability with respect to such action or suit to the Indemnified Party; (iii) the Indemnifying Party shall permit the Indemnified Party to participate in such conduct or settlement through counsel chosen by the Indemnified Party; and
          (iv) the Indemnifying Party shall agree promptly to reimburse the Indemnified Party for the full amount of any Damages including fees and expenses of counsel for the Indemnified Party incurred after giving the foregoing notice to the Indemnifying Party and prior to the assumption of the conduct and control of such action or suit by the Indemnifying Party.

               7.9 Good Faith Effort to Settle Disputes. Buyer and Sellers agree that, prior to commencing any litigation against the other concerning any matter with respect to which such party intends to claim a right of indemnification in such proceeding, the respective chief executive officers (or officers holding such authority) of such parties shall meet in a timely manner and attempt in good faith to negotiate a settlement of such dispute during which time such officers shall disclose to the others all relevant information relating to such dispute. In the event that the parties are unable to amicably resolve the matter or matters in dispute, the parties shall submit all matters still in dispute to arbitration in accordance with the arbitration rules of the American Arbitration Association. Sellers shall select an arbitrator and Buyer shall select an arbitrator and the two arbitrators so selected shall select a third arbitrator. The decision of the arbitrators shall be final and binding on the parties. Such matter shall be submitted to arbitration within thirty (30) days from the date that either Seller or Buyer declares that any matter in dispute cannot be amicably resolved. All costs and expenses of arbitration shall be paid equally by Sellers on one hand and Buyer on the other. Any cash or other monetary award shall be paid within thirty (30) days of the arbitrators final decision. Arbitration shall be held in Chicago, Illinois.

               7.10 Payment. All indemnification payments to be made by Sellers under this Article VII shall be made by distributions from escrow as provided herein. All indemnification payments to be made by Buyer under this Article VII shall be made within thirty (30) days of the final determination with respect thereto.

                                    ARTICLE VIII.
                                    MISCELLANEOUS

               8.1 Costs and Expenses. Subject to Sections 2.6(c), and 8.10, Buyer and Sellers shall each pay their respective expenses, brokers' fees and commissions, and the parties hereby agree that the pre-Closing expenses of the Company incurred in connection with this Agreement and the transactions contemplated hereby, including all accounting, legal and appraisal fees and settlement charges shall be paid by the Company.

               8.2 Further Assurances. Sellers shall, at any time and from time to time on and after the Closing Date, upon request by Buyer and without further consideration, take or cause to be taken such actions and execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, such instruments, documents, transfers, conveyances and assurances as may be required or desirable for the better conveying, transferring, assigning, delivering, assuring and confirming the Company Shares to Buyer or any of the assets used in the Business to the Company.

               8.3 Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed to have been duly given or made (i) the second business day after the date of mailing, if delivered by registered or certified mail, postage prepaid, (ii) upon delivery, if sent by hand delivery, (iii) upon delivery, if sent by prepaid courier, with a record of receipt, or (iv) the next day after the date of dispatch, if sent by cable, telegram, facsimile or telecopy (with a copy simultaneously sent by registered or certified mail, postage prepaid, return receipt requested), to the parties at the following addresses:

                    (a)  if to Buyer to:

                         Illinois Water Treatment, Inc.
                         c/o United States Filter Corporation
                         40-004 Cook Street
                         Palm Desert, CA  92211
                         Attention: Chief Executive Officer
                         Telecopy: (619) 341-9368

                         with a required copy to the General Counsel of Buyer at the above address and telecopy number

                    (b)  if to Sellers, to:

                         Thomas J. Goulet    and   M&I Ventures Corporation
                         765 West Jonathan Lane    770 North Water Street
                         Milwaukee, WI  53217      Milwaukee, WI  53202

                         with a required copy to:

                         Robert J. Loots
                         von Briesen, Purtell & Roper, s.c.
                         400 East Wisconsin Avenue, Suite 700
                         Milwaukee, WI  53202-4470

          Notices to the Company shall be addressed in care of Sellers before Closing and in care of Buyer after Closing. Any party hereto may change the address to which notice to it, or copies thereof, shall be addressed, by giving notice thereof to the other parties hereto in conformity with the foregoing.

               8.4 Currency. All currency references herein are to United States dollars.

               8.5 Offset; Assignment; Governing Law. Buyer shall be entitled to offset or recoup from any amounts due to Sellers from Buyer hereunder or under any Other Agreement against any obligation of Sellers to Buyer hereunder or under any Other Agreement. Seller shall be entitled to offset or recoup from any amounts due to Buyer from Sellers hereunder or under any Other Agreement against any obligation of Buyer to Sellers hereunder or under any Other Agreement. This Agreement and all the rights and powers granted hereby shall bind and inure to the benefit of the parties hereto and their respective permitted successors and assigns. This Agreement and the rights, interests and obligations hereunder may not be assigned by any hereto without the prior written consent of the other parties hereto, except that Buyer may make such assignments to any Affiliate or Buyer provided that Buyer remains liable hereunder. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its conflict of law doctrines.

               8.6 Amendment and Waiver; Cumulative Effect. To be effective, any amendment or waiver under this Agreement must be in writing and be signed by the party against whom enforcement of the same is sought. Neither the failure of any party hereto to exercise any right, power or remedy provided under this Agreement or to insist upon compliance by any other party with its obligations hereunder, nor any custom or practice of the parties at variance with the terms hereof shall constitute a waiver by such party of its right to exercise any such right, power or remedy or to demand such compliance. The rights and remedies of the parties hereto are cumulative and not exclusive of the rights and remedies that they otherwise might have now or hereafter, at law, in equity, by statute or otherwise.

               8.7 Entire Agreement; No Third Party Beneficiaries. This Agreement and the Schedules and Exhibits set forth all of the promises, covenants, agreements, conditions and undertakings between the parties hereto with respect to the subject matter hereof, and supersede all prior or contemporaneous agreements and understandings, negotiations, inducements or conditions, express or implied, oral or written. This Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder, except the provisions of Sections 7.2 and
          7.3 relating to Buyer Indemnitees and Seller Indemnitees.

               8.8 Severability. If any term or other provision of this Agreement is held by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced under any rule of Law in any particular respect or under any particular circumstances, such term or provision shall nevertheless remain in full force and effect in all other respects and under all other circumstances, and all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

               8.9 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall be deemed to be one and the same instrument.

               8.10 Attorneys' Fees. If either party commences or is made a party to an action or proceeding to enforce or interpret this Agreement, the prevailing party in such action or proceeding shall be entitled to recover from the other party all attorneys' fees, costs and expenses incurred in connection with such action or proceeding or any appeal or enforcement of any judgment obtained in any such action or proceeding.

               IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.




                                        _________________________________
                                        Thomas J. Goulet


                                        M&I VENTURES CORPORATION:


                                        __________________________________
                                        By:

                                        Title




                                        ILLINOIS WATER TREATMENT, INC.


                                        __________________________________
                                        By:

                                        Title



                                        UNITED STATES FILTER CORPORATION


                                        __________________________________
                                        By:

                                        Title:




                                        KISCO WATER TREATMENT COMPANY


                                        __________________________________
                                        By:

                                        Title: President